Exhibit 99.1

PRESS RELEASE
Ziwang Xu, Chairman of CXC Capital, Inc. and CXC China Sustainable
Growth Fund, Joins Synthesis Energy Systems’
Board of Directors
HOUSTON, Texas and SHANGHAI, China, February 3, 2010 — Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX), a global energy and gasification technology company, announced that its Board of Directors has elected Ziwang Xu to join the Board, effective today. Mr. Xu, 51, is Chairman of CXC Capital, Inc. and of CXC China Sustainable Growth Fund.
Lorenzo Lamadrid, Chairman of the Board of Directors of SES, said, “We are very pleased and excited to have Ziwang Xu join our Board of Directors. His distinguished background, extensive experience in both investment and commercial banking in China and globally, as well as his creative ideas, high energy level and action orientation make him a valuable addition to our board.”
“Ziwang Xu is a former Partner and the former Head of China for Goldman Sachs. Earlier he was the former Head of China for Morgan Stanley. His investment banking experience as well as his banking experience at the Bank of Montreal and China Construction Bank brings to our Board more than 24 years of diversified global financial services experience. He will also bring valuable insights and an in-depth knowledge of China to our board. I am confident that he will be a very effective Director as we continue to build our company,” added Mr. Lamadrid.
Harry M. Rubin, who chairs the Nominating and Governance Committee of the SES Board, said, “We are delighted to welcome Ziwang Xu to the SES Board. Ziwang Xu has an impressive record of business leadership and is a tremendous addition to our Board.”
Ziwang Xu said, “It is a privilege to join the Board of Directors of SES and I look forward to the opportunity to work alongside management and my distinguished colleagues on the Board.”
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

With today’s election of Ziwang Xu, SES Board has seven members, five of whom are independent directors. In addition to Mr. Lamadrid, Mr. Rubin and Mr. Xu, the members of SES’ Board are Donald Bunnell, Robert Rigdon, Denis Slavich and Michael Storey.
About Ziwang Xu
Ziwang Xu founded CXC Capital, Inc. and CXC China Sustainable Growth Fund in 2008. He was a private investor in growth companies in the natural resources sector, a developer of residential real estate properties in Shanghai, and an Advisory Director of Goldman Sachs Group, Inc. from 2005 to 2008. From 1997 to 2005, he was the Head of China for Goldman Sachs. Earlier, Ziwang Xu worked for Morgan Stanley, first in New York and then in China where he headed China from 1995 to 1997. His early career includes four years in Toronto and New York with the Bank of Montreal and two years with China Construction Bank in Shanghai.
Ziwang received a Bachelor of Arts degree from East China Normal University in 1982 and a Masters in Economics from Fudan University in 1985. He completed his Master of Arts in International Business Relations at the Fletcher School of Law and Diplomacy at Tufts University in Medford, Massachusetts (USA) in 1988.
Ziwang Xu is an Advisory Partner at Clayton, Dubilier & Rice, an Honorary Fellow at the Dunhuang Research Institute, a member of the Board of Overseers of the Fletcher School of Law and Diplomacy at Tufts University, Vice Chairman of the Alumni Association of Economics and Finance at Fudan University, a Board Member of Guangcai 49 Group, a Council Member of Shanghai Comprehensive Economy Studies Council, a member of the Board of Overseers at Tufts University, and Co-Founder and Chairman of the Board of Trustees of Xi Wai International School.
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

About Synthesis Energy Systems, Inc.
SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia. The U-GAS® technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that SES expects or anticipates will or may occur in the future, including such things as business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of the business and operations, plant expansion and growth of the quantity of methanol production, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by SES in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are its early stage of development, its estimate of the sufficiency of existing capital sources, its ability to raise additional capital to fund cash requirements for future operations, its ability to reduce operating costs, the limited history and viability of its technology, the impact of regulatory changes in China and elsewhere on its business, the effect of the current international financial crisis on our business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the Hai Hua joint venture, its ability to obtain approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, the sufficiency of our internal controls and procedures and the development of its licensing business. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct. SES has no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.
Contact:

Synthesis Energy Systems, Inc.
Ann Tanabe
Vice President of Investor Relations
(713) 579-0600
Ann.tanabe@synthesisenergy.com
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Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610